                                                                 EXHIBIT 99.8

                            SECURITIES PURCHASE AGREEMENT

         THIS SECURITIES PURCHASE AGREEMENT, dated as of the date of acceptance set forth below, is entered into by and between MEDIA LOGIC, INC., a Massachusetts corporation ("Company"), and the undersigned (the "Buyer").

                                 W I T N E S S E T H:

         WHEREAS, the Company and the Buyer are executing and delivering this Agreement in accordance with and in reliance upon the exemption from securities registration afforded, inter alia, by Rule 506 under Regulation D ("Regulation D" as promulgated by the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), and/or Section 4(2) of the 1933 Act; and

         WHEREAS, the Buyer wishes to purchase, upon the terms and subject to the conditions of this Agreement, 7% Convertible Debentures (the "Debentures"), of the Company which will be convertible into shares of Common Stock, $.01 par value per share of the Company (the "Common Stock"), upon the terms and subject to the conditions of such Debentures (the Common Stock and the Debentures are sometimes referred to herein as the "Securities"), and subject to acceptance of this Agreement by the Company;

         NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1.   AGREEMENT TO PURCHASE; PURCHASE PRICE.

         a. Purchase. The undersigned hereby agrees to initially purchase from the Company, the Debentures of the Company, in the principal amount set forth on the signature page of this Agreement, out of a total offering of $750,000 in Debentures, and having the terms and conditions and being in the form attached hereto as Annex I. The purchase price for the Debentures shall be as set forth on the signature page hereto and shall be payable in United States Dollars.

         b. Form of Payment. The Buyer shall pay the purchase price for the Debentures by delivering immediately available good funds in United States Dollars as set forth in Section 1(c). Promptly following payment by the Buyer to the Escrow Agent of the purchase price of the Debentures, the Company shall deliver the Debentures duly executed on behalf of the Company to the Escrow Agent. By signing this Agreement, the Buyer and the Company, and subject to acceptance by the Escrow Agent, each agrees to all of the terms and conditions of, and becomes a party to, the Joint Escrow Instructions attached hereto as Annex II, all of the provisions of which are incorporated herein by this reference as if set forth in full.

         c. Method of Payment. Payment into escrow of the purchase price for the Debentures shall be made by wire transfer of funds to Krieger & Prager, Esqs. (the "Escrow Agent") in accordance with the following instructions:

              Bank of New York
              350 Fifth Avenue
              New York, New York 10001

              ABA# 021000018
              For credit to the account of Krieger & Prager, Esqs. Account No.: 637-1657450


Not later than 1:00 p.m., New York time, on the date which is one (1) New York Stock Exchange trading day after the Company shall have accepted this Agreement and returned a signed counterpart of this Agreement to the Escrow Agent by facsimile, the Buyer shall deposit with the Escrow Agent the aggregate purchase price for the Debentures, in currently available funds. Time is of the essence with respect to such payment, and failure by the Buyer to make such payment, shall allow the Company to cancel this Agreement.

         d. Rejection of Subscription. Notwithstanding anything herein to the contrary, the Company reserves the right to reject in its sole discretion this subscription for the Debentures in whole or in part at any time prior to the Closing Date (as defined below). In the event of such rejection, the Buyer's subscription payment will be returned to the Buyer and this Agreement will have no force or effect. If the Buyer's subscription is not so rejected, on the Closing Date funds shall be released to the Company and the certificates representing the Debentures shall be released to the Buyer.

         2. BUYER REPRESENTATIONS, WARRANTIES, ETC.; ACCESS TO INFORMATION; INDEPENDENT INVESTIGATION.

         The Buyer represents and warrants to, and covenants and agrees with, the Company as follows:

         a. Without limiting Buyer's right to sell the Common Stock pursuant to the Registration Statement, the Buyer is purchasing the Debentures and will be acquiring the shares of Common Stock issuable upon conversion of the Debenture (the "Conversion Shares") in the ordinary course of its business and for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof or any arrangement or understanding with any other persons regarding the distribution or purchase of such Debentures or the Conversion Shares;

         b. The Buyer is (i) an "accredited investor" as that term is defined in Rule 501 of the General Rules and Regulations under the 1933 Act by reason of Rule 501(a)(3), (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial experience of its officers (if an entity) and professional advisors (who are not affiliated with or compensated in any way by the Company or any of its affiliates or selling agents), to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the Securities;

         c. All subsequent offers and sales of the Debentures and the Conversion Shares by the Buyer shall be made pursuant to registration of the Shares under the 1933 Act or pursuant to an exemption from registration;

         d. The Buyer understands that the Debentures are being offered and sold, and the Conversion Shares are being offered, to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Buyer's compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Buyer set forth herein in order to determine the availability of such exemptions and the eligibility of the Buyer to acquire the Debentures and to receive an offer of the Conversion Shares;

         e. The Buyer and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Debenture and the offer of the Shares which have been requested by the Buyer, including Annex III hereto. The Buyer and its advisors, if any, have been afforded the opportunity to ask questions of the Company and have received complete and satisfactory answers to any such inquiries. Without limiting the generality of the foregoing, the Buyer has also had the opportunity to obtain and to review the Company's (1) Annual Report on Form 10-K for the fiscal year ended
 March 31, 1997, (2) Amendment No. 1 to Form 10-K on Form 10-K/A, (3) Quarterly Reports on Form 10-Q dated September 30, 1996, December 31, 1996 and June 30, 1997 and (4) Proxy Statement dated August 11, 1997 (collectively, the "Company's SEC Documents").

         f. The Buyer, taking into account the personnel and resources it can practically bring to bear on the purchase of the Debentures, is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to making an investment decision like that involved in the purchase of the Debentures and the Buyer understands that its investment in the Securities involves a high degree of risk;

         g. The Buyer understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities;

         h. The Buyer has full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Buyer and is a valid and binding agreement of the Buyer enforceable in accordance with its terms, subject as to enforceability to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and to bankruptcy, insolvency, moratorium and other similar laws affecting the enforcement of creditors' rights generally.

         i. Neither the Buyer, nor any affiliate of the Buyer, has any present intention of entering into, any put option, short position, or other similar position with respect to the Debentures or the Conversion Shares.

         j. Notwithstanding the provisions hereof or of the Debentures, in no event (except with respect to any event of mandatory conversion of the Debentures) shall the holder be entitled to convert any Debenture to the extent after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by the Buyer and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Debenture), and (2) the number of shares of Common Stock issuable upon the conversion of the Debenture with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Buyer and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         k. The Buyer acknowledges that the Company will characterize the Debentures as preferred stock of the Company for federal income tax purposes, and that, pursuant to Section 385(c) of the Internal Revenue Code of 1986, as amended, this characterization is binding on all holders. Any holder treating the Debentures in a manner inconsistent with such characterization must disclose the inconsistent treatment on such holder's tax return. This characterization, however, is not binding on the Internal Revenue Service, and neither the Company nor the holder is excused from any interest or penalties resulting from improper characterization.

    3.   COMPANY REPRESENTATIONS, WARRANTIES, ETC.

         The Company represents and warrants to the Buyer that:

         a.   Concerning the Shares.   There are no preemptive rights of any
stockholder of the Company, as such, to acquire the Common Stock.

         b. Reporting Company Status. The Company is a corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts. The Company has registered its Common Stock pursuant to Section 12 of the Exchange Act, and the Common Stock is listed and traded on the American Stock Exchange ("AMEX"). Except for the letter from AMEX to the Company dated October 15, 1997, a copy of which is attached hereto as Annex VI, the Company has received no notice, either oral or written, with respect to the continued eligibility of the Common Stock for such listing.

         c. Authorized Shares. The Company has sufficient authorized and unissued shares of Common Stock as may be reasonably necessary to effect the conversion of the Debentures. The Conversion Shares have been duly authorized and, when issued upon conversion of, or as interest on, the Debentures, will be duly and validly issued, fully paid and non-assessable and will not subject the holder thereof to personal liability by reason of being such holder.

         d. Securities Purchase Agreement; Registration Rights Agreement and Stock. This Agreement and the Registration Rights Agreement, the form of which is attached hereto as Annex IV (the "Registration Rights Agreement"), and the transactions contemplated thereby, have been duly and validly authorized by the Company, this Agreement has been duly executed and delivered by the Company and this Agreement is, and the Registration Rights Agreement, when executed and delivered by the Company, will be, valid and binding agreements of the Company enforceable in accordance with their respective terms, subject as to enforceability to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and to bankruptcy, insolvency, moratorium, and other similar laws affecting the enforcement of creditors' rights generally; and the Debentures will be duly and validly authorized and, when executed and delivered on behalf of the Company in accordance with this Agreement, will be a valid and binding obligation of the Company in accordance with their terms, subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at law or in equity) and to bankruptcy, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' rights generally.

         e. Non-contravention. The execution and delivery of this Agreement and the Registration Rights Agreement by the Company, the issuance of the Securities, and the consummation by the Company of the other transactions contemplated by this Agreement, the Registration Rights Agreement, and the Debentures do not and will not conflict with or result in a breach by the Company of any of the terms or provisions of, or constitute a default under (i) the restated articles of organization or by-laws of the Company, (ii) any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or by which it or any of its properties or assets are bound, including any listing agreement for the Common Stock except as herein set forth, (iii) to its knowledge, any existing applicable law, rule, or regulation or any applicable decree, judgment, or (iv) to its knowledge, any order of any court, United States federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company or any of its properties or assets, except such conflict, breach or default which would not have a material adverse effect on the transactions contemplated herein.

         f. Approvals. No authorization, approval or consent of any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained by the Company for the issuance and sale of the Securities to the Buyer as contemplated by this Agreement, except such authorizations, approvals and consents that have been obtained and the approval or waiver contemplated by Section 4(g) hereof.

         g. SEC Filings. None of the SEC Filings with the Securities and Exchange Commission since the filing of the 10-K on March 31, 1997 contained, at the time they were filed, any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein in light of the circumstances under which they were made, not misleading. The Company has since October 27, 1996 timely filed all requisite forms, reports and exhibits thereto with the Securities and Exchange Commission.

         h. Absence of Certain Changes. Since January 1, 1997, there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, or results of operations of the Company, except as disclosed in the documents referred to in Section 2(e) hereof.

         i. Full Disclosure. There is no fact known to the Company (other than general economic conditions known to the public generally) or as disclosed in the documents referred to in Section 2(e), that has not been disclosed in writing to the Buyer that (i) would reasonably be expected to have a material adverse effect on the business or financial condition of the Company or (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

         j. Absence of Litigation. Except as set forth in Annex III hereto and in the documents referred to in Section 2(e), which the Buyer has reviewed, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board or body pending or, to the knowledge of the Company, threatened against or affecting the Company, wherein an unfavorable decision, ruling or finding would have a material adverse effect on the business or financial condition of the Company or the transactions contemplated by this Agreement or any of the documents contemplated hereby or which would adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of such other documents.

         k. Absence of Events of Default. Except as set forth in Section 3(e), no Event of Default, as defined in the respective agreement to which the Company is a party, and no event which, with the giving of notice or the passage of time or both, would become an Event of Default (as so defined), has occurred and is continuing, which would have a material adverse effect on the Company's financial condition or results of operations.

              l. Prior Issues. Except as set forth in Annex III, during the twelve (12) months preceding the date hereof, the Company has not issued any convertible securities. The presently outstanding unconverted principal amount of each such issuance as at September 30, 1997 are set forth in Annex III.

         4.   CERTAIN COVENANTS AND ACKNOWLEDGMENTS.

         a. Transfer Restrictions. The Buyer acknowledges that (1) the Debentures have not been and are not being registered under the provisions of the 1933 Act and, except as provided in the Registration Rights Agreement, the Conversion Shares have not been and are not being registered under the 1933 Act, and may not be sold or otherwise transferred without a legal opinion satisfactory in form, scope and substance to the Company, to the effect that the Securities to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (2) any sale of the Securities made in reliance on Rule 144 promulgated under the 1933 Act may be made only in accordance with the terms of said Rule and further, if said Rule is not applicable, any resale of such Securities under circumstances in which the seller, or the person through whom the sale is made, may be deemed to be an underwriter, as that term is used in the 1933 Act, may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (3) neither the Company nor any other person is under any obligation to register the Securities (other than pursuant to the Registration Rights Agreement) under the 1933 Act or to comply with the terms and conditions of any exemption thereunder.

         b. Restrictive Legend. The Buyer acknowledges and agrees that the Debentures, and, until such time as the Conversion Shares have been registered under the 1933 Act as contemplated by the Registration Rights Agreement and sold in accordance with an effective registration statement, the shares of Common Stock issued to the holder upon conversion of the Debentures shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Debentures and such shares):

         THESE SECURITIES (THE "SECURITIES") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES OR AN OPINION OF COUNSEL OR OTHER EVIDENCE ACCEPTABLE TO THE CORPORATION THAT SUCH REGISTRATION IS NOT REQUIRED.

         c. Registration Rights Agreement. The parties hereto agree to enter into the Registration Rights Agreement, in substantially the form attached hereto as Annex IV, on or before the Closing Date.

         d. Filings. The Company undertakes and agrees to make all necessary filings in connection with the sale of the Debentures to the Buyer under any United States laws and regulations, or by any domestic securities exchange or trading market, and to provide a copy thereof to the Buyer promptly after such filing.

         e. Reporting Status. So long as the Buyer beneficially owns any of the Debentures, the Company shall file all reports required to be filed with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

         f. Use of Proceeds. The Company will use the proceeds from the sale of the Debentures (excluding amounts paid by the Company for legal fees and finder's fees in connection with the sale of the Debentures) for internal working capital purposes, and shall not, directly or indirectly, use such proceeds for any loan to or investment in any other corporation, partnership enterprise or other person.

         g. AMEX Approval or Waiver. The Company shall use its best efforts to obtain the approval of, or a waiver from AMEX with respect to the requirements of Section 713(a) of the AMEX Listing Standards and Requirements (the "20% Rule") in connection with the issuance of the Conversion Shares.
If such approval or waiver is obtained, then, if required in connection therewith, the Company shall promptly commence the mailing to shareholders contemplated by the AMEX Listing Standards and Requirements. If, however, such approval or waiver is not obtained within twenty (20) days after the date (the "20% Date") the Company would, if it were to convert the Debentures then sought to be converted by a Buyer, exceed the 20% Rule, the Company shall take all practical steps necessary to obtain shareholder approval (the "Shareholder Approval") for such issuances, including, but not limited to, calling a regular or special meeting of shareholders of the Company. Notwithstanding anything herein to the contrary, if the Company fails to obtain (i) the approval of, or a waiver from AMEX with respect to the 20% Rule in connection with the issuance of the Conversion Shares and (ii) Shareholder Approval within 60 days after the 20% Date, the Company shall redeem the Debentures in accordance with Section 12(B) of the Debentures.

         h. Available Shares. The Company shall have at all times authorized and reserved for issuance, free from preemptive rights, shares of Common Stock sufficient to yield the number of shares of Common Stock issuable at conversion as may be required to satisfy the conversion rights of the Buyer pursuant to the terms and conditions of the Debentures.


         5.   TRANSFER AGENT INSTRUCTIONS.

         a. Promptly following the delivery by the Buyer of the aggregate purchase price for the Debentures in accordance with Section 1(c) hereof, the Company will irrevocably instruct its transfer agent to issue Common Stock from time to time upon conversion of the Debentures in such amounts as specified from time to time by the Company to the transfer agent, bearing the restrictive legend specified in Section 4(b) of this Agreement prior to registration of the Conversion Shares under the 1933 Act, registered in the name of the Buyer or its nominee and in such denominations to be specified by the Buyer in connection with each conversion of the Debentures. The Company warrants that no instruction other than such instructions referred to in this
Section 5 and stop transfer instructions to give effect to Section 4(a) hereof prior to registration and sale of the Conversion Shares under the 1933 Act will be given by the Company to the transfer agent and that the Conversion Shares shall otherwise be freely transferable on the books and records of the Company as and to the extent provided in this Agreement, the Registration Rights Agreement, and applicable law. Nothing in this Section shall affect in any way the Buyer's obligations and agreement to comply with all applicable securities laws upon resale of the Securities including, without limitation, the prospectus delivery requirements of the 1933 Act. If the Buyer provides the Company with an opinion of counsel reasonably satisfactory to the Company that registration of a resale by the Buyer of any of the Securities in accordance with clause (1) of
Section 4(a) of this Agreement is not required under the 1933 Act, the Company shall (except as provided in clause (2) of Section 4(a) of this Agreement) permit the transfer of the Securities and, in the case of the Conversion Shares, promptly instruct the Company's transfer agent to issue one or more certificates for Common Stock without legend in such name and in such denominations as requested by the Buyer.

         b. The Company will permit the Buyer to exercise its right to convert the Debentures by telecopying an executed and completed Notice of Conversion to the Company and delivering within three (3) business days thereafter, the original Notice of Conversion and the Debentures representing the Conversion Shares to the Company by express courier, with a copy to the transfer agent. Each date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a Conversion Date. The Company will transmit the certificates representing the Conversion Shares issuable upon conversion of any Debenture (together with the Debentures representing the Conversion Shares not so converted) to the Buyer via express courier, by electronic transfer or otherwise, within five (5) business days after receipt by the Company of the original Notice of Conversion and the Debenture representing the Shares to be converted (the "Delivery Date").

         c. The Company understands that a delay in the issuance of the Shares of Common Stock beyond the Delivery Date could result in economic loss to the Buyer. As compensation to the Buyer for such loss, the Company agrees to pay late payments to the Buyer for late issuance of Shares upon Conversion in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond five (5) business days from Delivery Date:

                                  Late Payment For Each
                                  $10,000 of Debenture
    No. Business Days Late        Principal Amount Being Converted

              1                              $100
              2                              $200
              3                              $300
              4                              $400
              5                              $500
              6                              $600
              7                              $700
              8                              $800
              9                              $900
              10                             $1,000

If the No. of Business Days Late shall exceed 10, the late payment for each $10,000 of Debenture principal amount being converted shall increase at the rate of $150 per day after such tenth day.

If such shares of Common Stock are not delivered within five business days after the Delivery Date, the Buyer will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the Buyer shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion.

         d. In lieu of delivering physical certificates representing the Common Stock issuable upon conversion, provided the Company's transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, upon request of the Buyer and its compliance with the provisions contained in this paragraph, so long as the certificates therefor do not bear a legend and the Buyer thereof is not obligated to return such certificate for the placement of a legend thereon, the Company shall use its best efforts to cause its transfer agent to electronically transmit the Common Stock issuable upon conversion to the Buyer by crediting the account of Buyer's Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

         6.   DELIVERY INSTRUCTIONS.

         The Debentures shall be delivered by the Company to the Escrow Agent pursuant to Section 1(b) hereof, on a delivery against payment basis on the Closing Date.

         7.   CLOSING DATE.

         The date and time of the issuance and sale of the Debentures (the "Closing Date") shall occur no later than 12:00 Noon, New York time on the first NYSE trading day after the fulfillment or waiver of all closing conditions pursuant to Sections 8 and 9, or such other mutually agreed to time. The closing shall occur on such date at the offices of the Escrow Agent. Notwithstanding anything to the contrary contained herein, the Escrow Agent will be authorized to release the funds representing the Purchase Price for the Debentures, and the Debentures only upon satisfaction of the conditions set forth in Section 8 hereof.

         8.   CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

         The Buyer understands that the Company's obligation to sell the Debentures on the Closing Date is subject to the following conditions, any of which may be waived by the Company:

         a. Delivery by the Buyer to the Escrow Agent of good funds as payment in full of an amount equal to the purchase price for the Debentures in accordance with Section 1(c) hereof;

         b. The accuracy on the Closing Date of the representations and warranties of the Buyer contained in this Agreement as if made on the Closing Date and the performance by the Buyer on or before the Closing Date of all covenants and agreements of the Buyer required to be performed on or before the Closing Date;

         c. There shall not be in effect any law, rule or regulation prohibiting or restricting the transactions contemplated hereby, or requiring any consent or approval which shall not have been obtained.

         9.   CONDITIONS TO THE BUYER'S OBLIGATION TO PURCHASE.

         The Company understands that the Buyer's obligation to purchase the Debentures on the Closing Date is conditioned upon:

         a. Acceptance by Buyer of an Agreement for the sale of Debentures, as indicated by execution of this Agreement;

         b. Delivery by the Company to the Escrow Agent of the Debenture in accordance with this Agreement;

         c. The accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained in this Agreement as if made on the Closing Date and the performance by the Company on or before the Closing Date of all covenants and agreements of the Company required to be performed on or before the Closing Date and reasonably satisfactory to the Buyer.

         d. Delivery by the Company to the Escrow Agent of an opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., substantially in the form attached hereto as Annex V.

         10.  LOCK-UP

         a. The Company covenants and agrees that it will not enter into any subsequent or further offer or sale of Common Stock (whether of the same class of Common Stock or otherwise) or securities convertible into shares of Common Stock with any third party until the expiration of a period of one hundred thirty five (135) days from the Effective Date (as defined in the Registration Rights Agreement).

         b. Notwithstanding anything herein to the contrary, the provisions of Section 10(a) will not apply to (i) the issuance of any securities in connection with a merger, consolidation, sale of assets, disposition of a business, product or license by the Company, strategic alliance, public offering of any securities issued at the then current market price or upon the exercise of options, (ii) the exchange of the capital stock of the Company for assets, stock or other joint venture interests, (iii) any securities issued pursuant to any employee or director stock option plan or
(iv) the issuance of $1,500,000 of Common Stock contemplated by the Placement Agent Agreement, dated as of October, 1997, among the Company, First Granite Securities, Inc. and Boston Group L.P. Any action contemplated by Sections 10(b)(i), 10(b)(ii) or 10(b)(iii), however, is subject to the condition that registration rights, if any, in connection with such action shall not require or permit a Registration Statement in respect of such stock to be filed prior to thirty (30) days after the Effective Date.

         11.  GOVERNING LAW;  MISCELLANEOUS.

         This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

         12. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given, (i) on the date delivered, (a) by personal delivery, or
(b) if advance copy is given by fax, (ii) seven business days mailing by international express courier, with postage and fees prepaid, addressed to each of the other parties thereunto entitled at the following addresses, or at such other addresses as a party may designate by ten days advance written notice to each of the other parties hereto.

COMPANY:      MEDIA LOGIC, INC.
              310 South Street
              Plainville, MA  02762
              Attention:  Chief Executive Officer
              Telecopier No.:  (508) 695-8593

              with a copy to:

              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
              One Financial Center
              Boston, MA 02111
              Attention: Richard R. Kelly, Esq.
              Telecopier No.:  (617) 542-2241

BUYER:        The address set forth on the signature page of this Agreement.

ESCROW AGENT: Krieger & Prager, Esqs.
              319 Fifth Avenue
              New York, New York 10016
              Attention:  Samuel Krieger, Esq.
              Telecopier No. (212) 213-2077

         13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Each of the Company's and the Buyer's representations and warranties shall survive the execution and delivery hereof of this Agreement and the delivery of the Debentures.

         IN WITNESS WHEREOF, this Agreement has been duly executed by the Buyer or one of its officers thereunto duly authorized as of the date set forth below.

AGGREGATE INITIAL PURCHASE PRICE OF SUCH DEBENTURE:   $750,000.00

                               SIGNATURES FOR ENTITIES

         IN WITNESS WHEREOF, the undersigned represents that the foregoing statements are true and correct and that it has caused this Securities Purchase Agreement to be duly executed on its behalf this 29th day of October, 1997.


___________________________________
Address                                  Printed Name of Subscriber

                                         By: /s/ (Illegible)
                                             --------------------------------
Telecopier No. ____________________          (Signature of Authorized Person)



                                          General Attorneys
                                          -----------------------------------
                                          Printed Name and Title
Panama
--------------------------------
Jurisdiction of Incorporation
or Organization

              This Agreement has been accepted as of the date set forth below.

    MEDIA LOGIC, INC.


By:       /s/ William E. Davis, Jr.
          ---------------------------
          William E. Davis, Jr.
          Chief Executive Officer

Date:  October 29, 1997

ANNEX I        FORM OF DEBENTURE

ANNEX II       JOINT ESCROW INSTRUCTIONS

ANNEX III      COMPANY DISCLOSURE MATERIALS

ANNEX IV       REGISTRATION RIGHTS AGREEMENT

ANNEX V        OPINION OF COUNSEL

ANNEX VI       AMEX LETTER

                                                                      ANNEX I

                                  FORM OF DEBENTURE

       NEITHER THIS DEBENTURE NOR THE COMMON STOCK ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR THE SECURITIES COMMISSION OF ANY STATE UNDER
       ANY STATE SECURITIES LAW.   THE SECURITIES ARE RESTRICTED AND MAY NOT
       BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR ARE PERMITTED UNDER THE ACT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

No.______________                                         US $______________


                                  MEDIA LOGIC, INC.

                   7% CONVERTIBLE DEBENTURE DUE OCTOBER_____, 2000


         THIS DEBENTURE is one of a duly authorized issue of $750,000 in Debentures of MEDIA LOGIC, INC., a corporation duly organized and existing under the laws of The Commonwealth of Massachusetts (the "Company") designated as its 7% Convertible Debenture Due October ___, 2000.

         FOR VALUE RECEIVED, the Company promises to pay to _______________________, the registered holder hereof (the "Holder"), the principal sum of ____________________ 00/100 (US $________________) Dollars
on October ______, 2000 (the "Maturity Date") and to pay interest on the principal sum outstanding from time to time in arrears upon conversion as provided herein on October _____, 2000 at the rate of 7% per annum accruing from the date of initial issuance (the "Issuance Date"). Accrual of interest shall commence on the first such business day to occur after the date hereof until payment in full of the principal sum has been made or duly provided for. Subject to the provisions of Section 4 below, the principal of, and interest on, this Debenture are payable at the option of the Company, in shares of Common Stock, $.01 par value per share, of the Company ("Common Stock"), or in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address last appearing on the Debenture Register of the Company as designated in writing by the Holder from time to time. The Company will pay the principal of and interest upon this Debenture on the Maturity Date, less any amounts required by law to be deducted, to the registered holder of this Debenture as of the tenth day prior to the Maturity Date and addressed to such holder as the last address appearing on the Debenture Register. The forwarding of such check shall constitute a payment of principal and interest hereunder and shall satisfy and discharge the liability for principal and interest on this Debenture to the extent of the sum represented by such check plus any amounts so deducted.

         The Company has issued this Debenture pursuant to a Securities Purchase Agreement between the Company and the Buyer named therein (the "Securities Purchase Agreement"). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Securities Purchase Agreement.

         This Debenture is subject to the following additional provisions:

         1. The Debentures are issuable in denominations of Ten Thousand Dollars (US $10,000) and integral multiples thereof. The Debentures are exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holders surrendering the same. No service charge will be made for such registration or transfer or exchange.

         2. The Company shall be entitled to withhold from all payments of principal of, and interest on, this Debenture any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

         3. This Debenture has been issued subject to investment representations of the original purchaser hereof and may be transferred or exchanged only in compliance with the Securities Act of 1933, as amended (the "Act"), and other applicable state and foreign securities laws. In the event of any proposed transfer of this Debenture, the Company may require, prior to issuance of a new Debenture in the name of such other person, that it receive reasonable transfer documentation including opinions that the issuance of the Debenture in such other name does not and will not cause a violation of the
Act or any applicable state or foreign securities laws.   Prior to due
presentment for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Company's Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture be overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

         4.   A.   Subject to Section 4(B), the Holder of this Debenture is
entitled, at its option, to convert at any time commencing seventy five (75) days after the Issuance Date (the "Conversion Time") the principal amount of this Debenture, provided that the principal amount is at least US $10,000 (unless if at the time of such election to convert the aggregate principal amount of all Debentures registered to the Holder is less than Ten Thousand Dollars (US $10,000), then the whole amount thereof) into shares of Common Stock of the Company at a conversion price (the "Conversion Rate") for each share of Common Stock equal to the lesser of (a) 120% of the Market Price on the Issuance Date, and (b) 80% of the Market Price on the Conversion Date (as defined below). For purposes of this Section 4, the Market Price shall be the average closing bid price of the Common Stock on the five (5) trading days immediately preceding the Issuance Date or Conversion Date, as may be applicable, on the American Stock Exchange ("AMEX") or, if the Common Stock is not then listed on AMEX or any other national securities exchange, the Market Price shall be the average closing bid price of the Common Stock on the five (5) trading days immediately preceding the Issuance Date or Conversion Date, as may be applicable, as reported by the National Association of Securities Dealers, Inc. or the closing bid price in the over-the-counter market on such date. Conversion shall be effectuated by surrendering the Debentures to be converted to the Company with the form of conversion notice attached hereto as Exhibit A, executed by the Holder of the Debenture evidencing such Holder's intention to convert this Debenture or a specified portion (as above provided) hereof, and accompanied, if required by the Company, by proper assignment hereof in blank. Interest accrued or accruing from the date of issuance to the date of conversion shall, at the option of the Company, be paid in cash or Common Stock upon conversion at the Conversion Rate. No fractional shares or scrip representing fractions of shares will be issued on conversion, but the number of shares issuable shall be rounded to the nearest whole share. The date on which notice of conversion is given (the "Conversion Date") shall be deemed to be the date on which the Holder has delivered this Debenture, with the conversion notice duly executed, to the Company or, the date set forth in such facsimile delivery of the notice of conversion if the Debenture is received by the Company within three (3) business days therefrom. Facsimile delivery of the conversion notice shall be accepted by the Company at telephone number (508-695-8593); ATTN: Chief Financial Officer. Certificates representing Common Stock upon conversion will be delivered within five (5) business days from the date the notice of conversion with the original Debenture is delivered to the Company.

              B. The Company shall have the right to require, by written notice to the Holder of this Debenture at least ten (10) days prior to the Maturity Date, that the Holder of this Debenture exercise its right of conversion with respect to all or that portion of the principal amount and interest outstanding on the Maturity Date.

         5. No provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed. This Debenture and all other Debentures now or hereafter issued of similar terms are direct obligations of the Company.

         6. No recourse shall be had for the payment of the principal of, or the interest on, this Debenture, or for any claim based hereon, or otherwise in respect hereof, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

         7. If the Company merges or consolidates with another corporation or sells or transfers all or substantially all of its assets to another person and the holders of the Common Stock are entitled to receive stock, securities or property in respect of or in exchange for

Common Stock, then as a condition of such merger, consolidation, sale or transfer, the Company and any such successor, purchaser or transferee agree that this Debenture may thereafter be converted on the terms and subject to the conditions set forth above into the kind and amount of stock, securities or property receivable upon such merger, consolidation, sale or transfer by a holder of the number of shares of Common Stock into which this Debenture might have been converted immediately before such merger, consolidation, sale or transfer, subject to adjustments which shall be as nearly equivalent as may be practicable. In the event of any proposed merger, consolidation or sale or transfer of all or substantially all of the assets of the Company (a "Sale"), the Holder hereof shall have the right to convert by delivering a Notice of Conversion to the Company within fifteen (15) days of receipt of notice of such Sale from the Company. In the event the Holder hereof shall elect not to convert, the Company may prepay all outstanding principal and accrued interest on this Debenture, less all amounts required by law to be deducted, upon which tender of payment all rights to conversion hereunder shall terminate.

         8. The Holder of the Debenture, by acceptance hereof, agrees that this Debenture is being acquired for investment and that such Holder will not offer, sell or otherwise dispose of this Debenture or the shares of Common Stock issuable upon conversion thereof except under circumstances which will not result in a violation of the Act or any applicable state Blue Sky or foreign laws or similar laws relating to the sale of securities.

         9. This Debenture shall be governed by and construed in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions.

         10.  The following shall constitute an "Event of Default":

              a. The Company shall default in the payment of principal or interest on this Debenture and such default shall remain unremedied for five (5) business days after the Company has been notified of the default in writing by a Holder; or

               b. Any of the representations or warranties made by the Company herein, in the Securities Purchase Agreement or in any other Agreement executed by the Company in connection therewith, or in any certificate or financial or other written statements furnished by the Company in connection with the execution and delivery of this Debenture or the Securities Purchase Agreement shall be false or misleading in any material respect at the time made; or
              c: The Company fails to issue shares of Common Stock to the Holder or to cause its Transfer Agent to issue shares of Common Stock upon exercise by the Holder of the conversion rights of the Holder in accordance with the terms of this Debenture, fails to transfer or to cause its Transfer Agent to transfer any certificate for shares of Common Stock issued to the Holder upon conversion of this Debenture and when required by this Debenture or the Registration
                   Rights Agreement, or fails to remove any restrictive legend or to cause its Transfer Agent to transfer any certificate or any shares of Common Stock issued to the Holder upon conversion of this Debenture as and when required by this Debenture, the Securities Purchase Agreement or the Registration Rights Agreement and any such failure shall continue uncured for five (5) business days after the Company has been notified of such failure in writing by Holder;

              d. The Company shall fail to perform or observe, in any material respect, any other covenant, term, provision, condition, agreement or obligation of the Company under this Debenture and such failure shall continue uncured for a period of thirty (30) days after written notice to the Company from the Holder of such failure; or

              e. The Company shall (1) admit in writing its inability to pay its debts generally as they mature; (2) make an assignment for the benefit of creditors or commence proceedings for its dissolution; or (3) apply for or consent to the appointment of a trustee, liquidator or receiver for its or for a substantial part of its property or business; or

              f. A trustee, liquidator or receiver shall be appointed for the Company or for a substantial part of its property or business without its consent and shall not be discharged within sixty (60) days after such appointment; or

              g. Any governmental agency or any court of competent jurisdiction at the instance of any governmental agency shall assume custody or control of the whole or any substantial portion of the properties or assets of the Company and shall not be dismissed within sixty (60) days thereafter; or

              h. Any money judgment, writ or warrant of attachment, or similar process in excess of One Million ($1,000,000) Dollars in the aggregate shall be entered or filed against the Company or any of its properties or other assets and shall remain unpaid, unvacated, unbonded or unstayed for a period of sixty (60) days; or

              i. Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within sixty (60) days after such institution or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding; or

              j. The Company shall have its Common Stock suspended or delisted from an exchange or over-the-counter market from trading for in excess of five (5) trading days.


Then, or at any time thereafter, and in each and every such case, unless such Event of Default shall have been waived in writing by the holders of at least 50% in principal amount of outstanding Debentures (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder's sole discretion, the Holder may consider this Debenture immediately due and payable, without presentment, demand, protest or notice of any kinds, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately enforce any and all of the Holder's rights and remedies provided herein or any other rights or remedies afforded by law.

         11. Nothing contained in this Debenture shall be construed as conferring upon the Holder the right to vote or to receive dividends or to consent or receive notice as a shareholder in respect of any meeting of shareholders or any rights whatsoever as a shareholder of the Company, unless and to the extent converted in accordance with the terms hereof.

         12.  A.   If the Registration Statement covering the Conversion
Shares is not effective within 180 days of the Issuance Date (the "Final Registration Date") (except as provided by the last sentence of Section 2(a) of the Registration Rights Agreement), the Company shall redeem this Debenture by paying to the Holder in cash an amount equal to the gross proceeds which the Holder would have realized had this Debenture (and accrued but unpaid interest thereon, if any) been converted on the Final Registration Date (with the Conversion Date being the Final Registration Date) and all the shares of Common Stock into which this Debenture was converted were sold on the Final Registration Date at the Market Price on such date.

         B. If (x) the Company fails to obtain the approval of, or a waiver from AMEX with respect to the 20% Rule in connection with the issuance of the Conversion Shares and (y) the Company does not receive Shareholder Approval within sixty (60) days after the 20% Date (such 60th day, the "Final 20% Approval Date"), the Company shall redeem this Debenture by paying to the Holder in cash an amount equal to the gross proceeds which the Holder would have received had this Debenture (and accrued but unpaid interest thereon, if any) been converted on the Final 20% Approval Date (with the Conversion Date being the Final 20% Approval Date) and all of the shares of Common Stock into which this Debenture was converted were sold on the Final 20% Approval Date at the Market Price on such date.

         C. If the Company shall be required to redeem the Debentures pursuant to Section 12(A) or 12(B), the Company shall send notice (the "Redemption Notice") to the Holder at such Holder's address and telecopier number as the same shall appear on the books of the Company and the Company shall redeem the Debentures five (5) business days following the date on which the Company provides the Redemption Notice (the "Redemption Date").
The Redemption Notice shall state that (i) the Debentures will be redeemed on the Redemption Date, (ii) the redemption price, (iii) the place which certificates for Debentures must be surrendered to collect the redemption price, (iv) interest on the Debentures shall cease to accrue at the close of business on the day prior to the Redemption Date and (v) the section of the Debenture pursuant to which the Debentures are being redeemed. Notwithstanding anything herein to the contrary, if after delivering the Redemption Notice the Company does not redeem the Debentures on the Redemption Date, the Company shall have no further right to redeem the Debentures pursuant to Section 12(A) or 12(B) hereof.

         13. Any provision of the Debentures may be amended or waived if the Company shall obtain the written agreement thereto of the Holder or Holders of at least 50% of the principal amount of the Debentures at the time outstanding, except that, without the written agreement of the Holder or Holders of all of the Debentures at the time outstanding, no such amendment or waiver shall (i) change the maturity of any Debenture or change the principal of, or rate of interest with respect to any Debenture, (ii) change the percentage of the unpaid principal amount of the Debentures required with respect to any amendment or waiver or (iii) change the Conversion Rate or Conversion Time.

         14. The Company will characterize the Debentures as preferred stock of the Company for federal income tax purposes. Pursuant to Section 385(c) of the Internal Revenue Code of 1986, as amended, this characterization is binding on all Holders. A Holder treating the Debenture in a manner inconsistent with such characterization must disclose the inconsistent treatment on such Holder's tax return. This characterization, however, is not binding on the Internal Revenue Service, and neither the Company nor any Holder is excused from any interest or penalties resulting from improper characterization.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

Dated: October_____, 1997
                                        MEDIA LOGIC, INC.


                                        By:_____________________________
                                        Name:  William E. Davis
                                        Title: Chief Executive Officer

                                    EXHIBIT A


                                NOTICE OF CONVERSION

  (To be Executed by the Registered Holder in order to Convert the Debenture)


         The undersigned hereby irrevocably elects to convert $ ______________ of the principal amount of the above Debenture No. ___ into shares of Common Stock of MEDIA LOGIC, INC., (the "Company") according to the conditions hereof, as of the date written below. In converting the Debenture No. ______________, the undersigned hereby confirms and acknowledges that the shares of Common Stock are being acquired solely for the account of the undersigned and not a nominee for any other party, and that the undersigned will not offer, sell or otherwise dispose of any such shares of Common Stock, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended.

Date of Conversion*
___________________________________________________________________

Applicable Conversion Price
___________________________________________________________


Signature
____________________________________________________________________________
                              [Name]

Address:
____________________________________________________________________________

_____________________________________________________________________________



* This original Debenture and Notice of Conversion must be received by the Company by the third business date following the Date of Conversion.

                                                                     ANNEX II
                              JOINT ESCROW INSTRUCTIONS

Dated as of the date of the
Securities Purchase Agreement to
Which These Joint Escrow
Instructions Are Attached

Krieger & Prager, Esqs.
319 Fifth Avenue
New York, New York 10016

Attention:  Samuel M. Krieger, Esq.


Dear Mr. Krieger:

         As escrow agent for both Media Logic, Inc., a Massachusetts corporation (the "Company"), and the Buyer (the "Buyer") of $750,000 principal amount of 7% Convertible Debentures due October 2000 of the Company (the "7% Convertible Debentures"), who is named in the Securities Purchase Agreement between the Company and the Buyer to which a copy of these Joint Escrow Instructions is attached as Annex II (the "Agreement"), you (hereafter, the "Escrow Agent") are hereby authorized and directed to hold the documents, and the funds (such funds, together with any interest thereon, the "Escrow Funds") delivered to the Escrow Agent pursuant to the terms of the Agreement in accordance with the following instructions:

         1. The Escrow Agent shall, as promptly as feasible, notify the Company of receipt of $750,000 representing the purchase price for the 7% Convertible Debentures (the "Purchase Price") from the Buyer, and notify the Buyer (or such agent as the Buyer may designate in writing) of receipt of the 7% Convertible Debentures being purchased for such Purchase Price. As promptly as feasible upon receipt of notice (whether oral or in written form) from the Company and the Buyer that the respective conditions precedent to the purchase and sale have been satisfied (which notice shall not be unreasonably withheld), the Escrow Agent shall, after reduction by the amounts referred to in the next succeeding sentence of this paragraph, release the Escrow Funds to or upon the order of the Company, and shall release the 7% Convertible Debentures to the Buyer. After receipt of such notice, amounts equal to (i) 10% of the Purchase Price, as aggregate fees due to First Granite Securities, Inc. shall be released to or upon the Order of the Escrow Agent, and (ii) one half of 1% of the Purchase Price as escrow fees to the Escrow Agent shall be released to or upon the order of the Escrow Agent. If such 7% Convertible Debenture is not deposited with the Escrow Agent within ten (10) days after receipt by the Company of notice of receipt by the Escrow Agent of the funds from the Buyer, the Escrow

Agent shall notify the Buyer and Buyer shall be entitled to cancel the purchase and demand repayment of the funds. If such funds are not deposited with the Escrow Agent within ten (10) days after receipt by the Buyer of notice of receipt by the Escrow Agent of the 7% Convertible Debenture from the Company, the Escrow Agent shall notify the Company and the Company shall be entitled to cancel the purchase and demand return of the 7% Convertible Debenture. If the Company or the Buyer notifies the Escrow Agent that on the Closing Date (as such term is defined in the Agreement) the conditions precedent to the obligations of the Company or the Buyer, as the case may be, under the Agreement were not satisfied or waived, then the Escrow Agent shall return the Escrow Funds to the Buyer and shall return the 7% Convertible Debenture to the Company. Prior to return of the Escrow Funds to the Buyer, the Buyer shall furnish such tax reporting or other information as shall be appropriate for the Escrow Agent to comply with applicable United States laws. The Escrow Agent shall deposit all funds received hereunder in the Escrow Agent's attorney escrow account at The Bank of New York.

         2. The Escrow Agent's duties hereunder may be altered, amended, modified or revoked only by a writing signed by the Company, the Buyer and the Escrow Agent.

         3. The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed by the Escrow Agent to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be personally liable for any act the Escrow Agent may do or omit to do hereunder as the Escrow Agent while acting in good faith, and any act done or omitted by the Escrow Agent pursuant to the advice of the Escrow Agent's attorneys-at-law shall be conclusive evidence of such good faith.

         4. The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person or corporation, excepting only orders or process of courts of law and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree, the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm or corporation by reason of such decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

         5. The Escrow Agent shall not be liable in any respect on account of the identity, authorities or rights of the parties executing or delivering or purporting to execute or deliver the Agreement or any documents or papers deposited or called for hereunder.

         6. The Escrow Agent shall be entitled to employ such legal counsel and other experts as the Escrow Agent may deem necessary properly to advise the Escrow Agent in connection with the Escrow Agent's duties hereunder, may rely upon the advice of such counsel, and may pay such counsel reasonable compensation therefor. The Escrow Agent has acted as legal counsel for the Buyer, and may continue to act as legal counsel for the Buyer, from time to time, notwithstanding its duties as Escrow Agent hereunder. The Company consents to the Escrow Agent acting in such capacity as legal counsel for the Buyer and waives any claim that such representation represents a conflict of interest on the part of the Escrow Agent. The Company understands that the Buyer and the Escrow Agent are relying explicitly on the foregoing provision in entering into these Joint Escrow Instructions.

         7. The Escrow Agent's responsibilities as Escrow Agent hereunder shall terminate if the Escrow Agent shall resign by written notice to the Company and the Buyer. In the event of any such resignation, the Buyer and the Company shall appoint a successor Escrow Agent.

         8. If the Escrow Agent reasonably requires other or further instruments in connection with these Joint Escrow Instructions or obligations in respect hereto, the necessary parties hereto shall join in furnishing such instruments.

         9. It is understood and agreed that should any dispute arise with respect to the delivery and/or ownership or right of possession of the documents or Escrow Funds held by the Escrow Agent hereunder, the Escrow Agent is authorized and directed in the Escrow Agent's sole discretion (1) to retain in the Escrow Agent's possession without liability to anyone all or any part of said documents or Escrow Funds until such disputes shall have been settled either by mutual written agreement of the parties concerned or by a final order, decree or judgment of a court of competent jurisdiction after the time for appeal has expired and no appeal has been perfected, but the Escrow Agent shall be under no duty whatsoever to institute or defend any such proceedings or (2) to deliver the Escrow Funds and any other property and documents held by the Escrow Agent hereunder to a state or federal court having competent subject matter jurisdiction and located in the State and City of New York in accordance with the applicable procedure therefor.

         10. The Company and the Buyer agree jointly and severally to indemnify and hold harmless the Escrow Agent from any and all claims, liabilities, costs or expenses in any way arising from or relating to the duties or performance of the Escrow Agent hereunder other than any such claim, liability, cost or expense to the extent the same shall (a) have been tax obligations in connection with the Escrow Agent's fee hereunder, or (b) have been determined by final, unappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Escrow Agent, or (c) be a liability, or arise from liability, to either the Company or the Buyer.

         11. Any notice required or permitted hereunder shall be given in the manner set forth in Section 12 of the Agreement, the terms of which are incorporated herein by reference.

         12. By signing these Joint Escrow Instructions, the Escrow Agent becomes a party hereto only for the purpose of these Joint Escrow
Instructions; the Escrow Agent does not become a party to the Agreement. The Company and the Buyer have become parties hereto by their execution and delivery of the Agreement, as provided therein.

         13. This instrument shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns and shall be governed by the laws of the State of New York without giving effect to principles governing the conflicts of laws. A facsimile transmission of these instructions signed by the Escrow Agent shall be legal and binding on all parties hereto.

         14. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings provided in the Agreement.

         15. The rights and obligations of any party hereto are not assignable without the written consent of the other parties hereto. These Joint Escrow Instructions constitute the entire agreement among the parties with respect to the subject matter hereof.

ACCEPTED BY ESCROW AGENT:

KRIEGER & PRAGER


By:_____________________________________
Date:___________________________________

                                                                  ANNEX III

                                COMPANY DISCLOSURE


Pending Litigation

         On or about January 16, 1996, Media Logic, Inc. and its subsidiary MediaLogic ADL, Inc. (collectively, "Media Logic") commenced an action against Christian P. Marlowe and Marlowe Engineering Company (collectively, "Marlowe") seeking (a) a declaration of the rights of Media Logic under certain technology transfer and consulting agreements, and (b) damages for Marlowe's breach of those Agreements. On June 5, 1996, Marlowe answered the complaint and counterclaimed, asserting claims for breach of contract, misrepresentation, promissory estoppel, violation of the implied covenant of good faith and fair dealing, M.G.L. c. 93A, and declaratory judgment. On June 11, 1996, Marlowe amended the counterclaim to include a defamation count relating to a press release issued by Media Logic concerning the litigation. In August 1996, Media Logic moved to dismiss the counterclaims. The Court denied Media Logic's motion in November 1996. Currently, the parties are engaged in pre-trial discovery.

Convertible Securities Issuances

$3,530,000 aggregate principal amount of 7% Convertible Subordinated Debentures Due 2000 issued on March 24, 1997. The unconverted principal amount of such Debentures at September 30, 1997 was $1,518,608.00

                        REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT, dated as of October ___, 1997 (this "Agreement"), is made by and between MEDIA LOGIC, INC., a Massachusetts corporation (the "Company"), and the entity named on the signature page hereto (the "Initial Investor").

                               W I T N E S S E T H:

         WHEREAS, upon the terms and subject to the conditions of the Securities Purchase Agreement, dated as of October 27, 1997, between the Initial Investor and the Company (the "Securities Purchase Agreement"), the Company has agreed to issue and sell to the Initial Investor one or more 7% Convertible Debentures of the Company, in an aggregate principal amount not exceeding $750,000 (collectively, the "Debentures"), which Debentures will be convertible into shares of the common stock, $.01 par value (the "Common Stock"), of the Company (the "Conversion Shares") upon the terms and subject to the conditions of such Debentures; and

         WHEREAS, to induce the Initial Investor to execute and deliver the Securities Purchase Agreement, the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute (collectively, the "Securities Act"), with respect to the Conversion Shares;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Initial Investor hereby agree as follows:

         1.    Definitions.

         (a) As used in this Agreement, the following terms shall have the following meanings:

         (i) "Investor" means the Initial Investor and any permitted transferee or assignee who agrees to become bound by the provisions of this Agreement in accordance with Section 9 hereof.

         (ii) "Register," "Registered," and "Registration" refer to a registration effected by preparing and filing a Registration Statement or Statements in compliance with the Securities Act and pursuant to Rule 415 under the Securities Act or any successor rule providing for offering securities on a continuous basis ("Rule 415"), and the declaration or ordering of effectiveness of such Registration Statement by the United States Securities and Exchange Commission (the "SEC").

         (iii)  "Registrable Securities" means the Conversion Shares.

         (iv) "Registration Statement" means a registration statement of the Company under the Securities Act.

         (v) "Potential Material Event" means any of the following: (a) the possession by the Company of material information not ripe for disclosure in a Registration Statement, which shall be evidenced by determination in good faith by the Board of Directors of the Company that disclosure of such information in the Registration Statement would be detrimental to the business and affairs of the Company; or (b) any material engagement or activity by the Company which would, in the good faith determination of the Board of Directors of the Company, be adversely affected by disclosure in a Registration Statement at such time, which determination shall be accompanied by a good faith determination by the Board of Directors of the Company that the Registration Statement would be materially misleading absent the inclusion of such information.

         (b) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Securities Purchase Agreement.

         2.     Registration.

         (a) Mandatory Registration. The Company shall prepare and file with the SEC, no later than thirty (30) days following the Closing Date under the Securities Purchase Agreement, either a Registration Statement on Form S-3 registering for resale by the Investor a sufficient number of shares of Common Stock for the Initial Investors (or such lesser number as may be required by the SEC, but in no event less than the number of shares into which the Debentures would be convertible) or an amendment to any pending Company Registration Statement on Form S-3, and the Company shall use its best efforts to have the Registration Statement declared effective no later than 90 days after the Closing Date. If at any time the number of shares of Common Stock into which the Debentures may be converted exceeds the aggregate number of shares of Common Stock then registered, the Company shall, within fifteen (15) business days after receipt of a written notice from any Investor, either (i) amend the Registration Statement filed by the Company pursuant to the preceding sentence, if such Registration Statement has not been declared effective by the SEC at that time, to register all shares of Common Stock into which the Debentures may be converted, or (ii) if such Registration Statement has been declared effective by the SEC at that time, file with the SEC an additional Registration Statement on Form S-3 to register the shares of Common Stock into which the Debentures may be converted that exceed the aggregate number of shares of Common Stock already registered.

         (b) Payments by the Company if Filing Delayed. If the Registration Statement covering the Registrable Securities required to be filed by the Company pursuant to Section 2(a) hereof is not filed with the SEC within thirty (30) days following the Closing Date (the "Required Filing Date"), then the Company will make payments to the Initial Investor in such amounts and at such times as shall be determined pursuant to this Section
2(b).   The amount to be paid by the Company to the Initial Investor shall be equal to one percent (1%) of the purchase price paid by the Initial Investor for all Debentures then purchased and outstanding pursuant to the Securities Purchase Agreement per month from the Required Filing Date to the first Computation Date and each Computation Date thereafter until the Registration Statement is filed with the SEC

(the "First Periodic Amount"). The full First Periodic Amount shall be paid by the Company in immediately available funds within five (5) business days after each Computation Date. Notwithstanding the foregoing, the amounts payable by the Company pursuant to this provision shall not be payable to the extent any delay in the filing of the Registration Statement occurs because of an act of, or a failure to act or to act timely by the Initial Investor or its counsel, or in the event all of the Registrable Securities may be sold pursuant to an exemption under the Securities Act. As used in this Section 2(b) "Computation Date" means the date which is thirty (30) days after the Required Filing Date, and, if the Registration Statement required to be filed by the Company pursuant to Section 2(a) is not then filed, (30) days after the previous Computation Date (pro rated for partial periods) until such Registration Statement is so filed.

         (c) Payments by the Company if Effectiveness Delayed. If the Registration Statement covering the Registrable Securities required to be filed by the Company pursuant to Section 2(a) hereof is not effective by ninety (90) days following the Closing Date (the "Required Effective Date") (except as provided by the last sentence of Section 2(a)), then the Company will make payments to the Initial Investor in such amounts and at such times
as shall be determined pursuant to this Section 2(c).   The amount to be paid
by the Company to the Initial Investor shall be equal to one half of one percent of the purchase price paid by the Initial Investor for all Debentures then purchased and outstanding pursuant to the Securities Purchase Agreement per week from the Required Effective Date to the first Computation Date and each Computation Date thereafter until the Registration Statement is declared effective by the SEC (the "Periodic Amount"). The full Periodic Amount shall be paid by the Company in immediately available funds within five (5) business days after each Computation Date. Notwithstanding the foregoing, the amounts payable by the Company pursuant to this provision shall not be payable to the extent any delay in the effectiveness of the Registration Statement occurs because of an act of, or a failure to act or to act timely by the Initial Investor or its counsel, or in the event all of the Registrable Securities may be sold pursuant to Rule 144 or another available exemption under the Securities Act. As used in this Section 2(c) "Computation Date" means the date which is thirty (30) days after the Required Effective Date (except as provided by the last sentence of section 2(a)), and, if the Registration Statement required to be filed by the Company pursuant to Section 2(a) is not then effective, (30) days after the previous Computation Date (pro rated for partial periods) until such Registration Statement is so declared effective.

         (d) Redemption. In accordance with the terms of the Debentures, if the Registration Statement covering the Registrable Securities required to be filed by the Company pursuant to Section 2(a) hereof is not effective within one hundred eighty (180) days of the Closing Date (the "Final Registration Date") (except as provided by the last sentence of Section 2(a)), in addition to paying the amount payable under Section 2(c) hereof, the Company shall redeem the Debentures for the Redemption Amount (as defined) on the Final Registration Date. For purposes of this Section 2(d), "Redemption Amount" means the amount equal to the gross proceeds which the Investor would have realized had all of the Investor's Debentures (and accrued but unpaid interest thereon, if any) been converted on the Final Registration Date and all of the shares of Common Stock into which such Debentures were converted were sold on the Final Registration Date at the Market Price (as defined in the Debenture) on such date.

         3. Obligations of the Company. In connection with the registration of the Registrable Securities, the Company shall do each of the following:

         (a) Prepare promptly, and file with the SEC by thirty (30) days after the Closing Date, a Registration Statement with respect to not less than the number of Registrable Securities provided in Section 2(a), above, and thereafter use its reasonable best efforts to cause each Registration Statement relating to Registrable Securities to become effective within ninety (90) days of the Closing Date, and keep the Registration Statement effective at all times until the earliest (the "Registration Period") of (i) the date that is two years after the Closing Date (ii) the date when the Investors may sell all Registrable Securities under Rule 144 or (iii) the date the Investors no longer own any of the Registrable Securities, which Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading;

         (b) Prepare and file with the SEC such amendments (including post-effective amendments) and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to keep the Registration Statement effective at all times during the Registration Period, and, during the Registration Period, comply with the provisions of the Securities Act with respect to the disposition of all Registrable Securities of the Company covered by the Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition by the seller or sellers thereof as set forth in the Registration Statement;

         (c) The Company shall permit a single firm of counsel designated by the Initial Investors and reasonably satisfactory to the Company to review the Registration Statement and all amendments and supplements thereto at a reasonable period of time prior to their filing with the SEC, and not file any document in a form to which such counsel reasonably objects in written notice to the Company given within three (3) business days of such counsel's receipt of the Registration Statement or any amendment or supplement thereto;

         (d) Furnish to each Investor whose Registrable Securities are included in the Registration Statement and its legal counsel identified to the Company, (i) promptly after the same is prepared and publicly distributed, filed with the SEC, or received by the Company, one (1) copy of the Registration Statement, each preliminary prospectus and prospectus, and each amendment or supplement thereto, and (ii) such number of copies of a prospectus, and all amendments and supplements thereto and such other documents, as such Investor may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Investor;

         (e) As promptly as practicable after becoming aware of such event, notify each Investor of the happening of any event of which the Company has knowledge, as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make statements therein in light of the circumstances under which they were made, not misleading, and use its best efforts promptly to prepare a supplement or amendment to the Registration Statement or other appropriate filing with the SEC to correct such untrue statement or omission, and deliver a number of copies of such supplement or amendment to each Investor as such Investor may reasonably request;

         (f) As promptly as practicable after becoming aware of such event, notify each Investor who holds Registrable Securities being sold (or, in the event of an underwritten offering, the managing underwriters) of the issuance by the SEC of a notice of effectiveness or any stop order or other suspension of the effectiveness of the Registration Statement at the earliest possible time;

         (g) Use its reasonable efforts to cause the Registrable Securities to be listed for trading on the American Stock Exchange (or on any other national securities exchange on which the Company's Common Stock is then listed).

         (h) Provide a transfer agent and registrar, which may be a single entity, for the Registrable Securities not later than the effective date of the Registration Statement;

         (i) Cooperate with the Investors who hold Registrable Securities being offered to facilitate the timely preparation and delivery of certificates for the Registrable Securities to be offered pursuant to the Registration Statement and enable such certificates for the Registrable Securities to be in such denominations or amounts as the case may be, as the Investors may reasonably request, and, within three (3) business days after a Registration Statement which includes Registrable Securities is ordered effective by the SEC, the Company shall deliver, and shall cause legal counsel selected by the Company to deliver, to the transfer agent for the Registrable Securities (with copies to the Investors whose Registrable Securities are included in such Registration Statement) an appropriate instruction and opinion of such counsel; and

         (j) Take all other reasonable actions necessary to expedite and facilitate disposition by the Investor of the Registrable Securities pursuant to the Registration Statement.

         4. Obligations of the Investors. In connection with the registration of the Registrable Securities, the Investors shall have the following obligations:

         (a) It shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities of a particular Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of the Registrable Securities held by it, as shall be reasonably required to effect the registration of such Registrable Securities and shall execute such documents in connection with such registration as the Company may from time to time reasonably request. At least five (5) days prior to the first anticipated filing date of the Registration Statement, the Company shall notify each Investor of the information the Company requires from each such Investor (the "Requested Information") if such Investor elects to have any of such Investor's Registrable Securities included in the Registration Statement. If at least two (2) business days prior to the filing date the Company has not received the Requested Information from an Investor (a "Non-Responsive Investor"), then the Company may file the Registration Statement without including Registrable Securities of such Non-Responsive Investor;

         (b) Each Investor by such Investor's acceptance of the Registrable Securities agrees to cooperate with the Company and to take such actions and execute such documents as reasonably requested by the Company in connection with the preparation and filing of the Registration Statement hereunder, unless such Investor has notified the Company in writing of such Investor's election to exclude all of such Investor's Registrable Securities from the Registration Statement; and

         (c) Each Investor agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3(e) or 3(f), above, such Investor will immediately discontinue disposition of Registrable Securities pursuant to the Registration Statement covering such Registrable Securities until such Investor's receipt of the copies of the supplemented or amended prospectus contemplated by Section 3(e) or 3(f) or until it is advised in writing by the Company (which notice the Company shall give as promptly as possible), that the use of the prospectus may be resumed, and, if so directed by the Company, such Investor shall deliver to the Company or destroy (and deliver to the Company a certificate of destruction) all copies in such Investor's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, if at any time or from time to time after the date of effectiveness of the Registration Statement, the Company notifies the Investors in writing of the existence of a Potential Material Event, the Investors shall not offer or sell any Registrable Securities, or engage in any transaction involving or relating to the Registrable Securities, from the time of the giving notice with respect to a Potential Material Event until such Investor received written notice from the Company that such Potential Material Event either has been disclosed to the public or no longer constitutes a Potential Material Event; provided, however, that the Company may not so suspend the right to such holders of Registrable Securities for more than two twenty (20) day periods in the aggregate during any 12-month period ("Suspension Period") with at least a ten (10) business day interval between such periods, during the periods the Registration Statement is required to be in effect.

         5. Expenses of Registration. All reasonable expenses, other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 3, but including, without limitation, all registration, listing, and qualifications fees, printers and accounting fees, and the fees and disbursements of counsel for the Company, shall be borne by the Company; provided, however, that the fees and disbursements of the Investors' counsel referred to in Section 3(c) hereof shall be borne by the Investors.

         6. Indemnification. In the event any Registrable Securities are included in a Registration Statement under this Agreement:

         (a) To the extent permitted by law, the Company will indemnify and hold harmless each Investor who holds such Registrable Securities, the directors, if any, of such Investor, the officers, if any, of such Investor, each person, if any, who controls any Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each, an "Indemnified Person" or "Indemnified Party"), against any losses, claims, damages, liabilities or expenses (joint or several) incurred (collectively, "Claims") to which any of them may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Claims (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any of the following statements, omissions or violations in the Registration Statement, or any post-effective amendment thereof, or any prospectus included therein: (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any post-effective amendment thereof or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) any untrue statement or alleged untrue statement of a material fact contained in the final prospectus (as amended or supplemented, if the Company files any amendment thereof or supplement thereto with the SEC) or the omission or alleged omission to state therein any material fact necessary to make the statements made therein, in light of the circumstances under which the statements therein were made, not misleading or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation under the Securities Act, the Exchange Act or any state securities law (the matters in the foregoing clauses (i) through (iii) being, collectively, "Violations"). Subject to clause (b) of this Section 6, the Company shall reimburse the Investors, promptly as such expenses are incurred and are due and payable, for any legal fees or other reasonable expenses incurred by them in connection with investigating or defending any such Claim. Notwithstanding anything to the contrary contained herein, the indemnification agreement contained in this
Section 6(a) shall not (I) apply to a Claim arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Indemnified Person expressly for use in connection with the preparation of the Registration Statement or any such amendment thereof or supplement thereto, (II) be available to the extent such Claim is based on a failure of the Investor to deliver or cause to be delivered the prospectus made available by the Company; (III) apply to a Claim arising out of or based upon an untrue statement or alleged untrue statement or omission or alleged omission in the prospectus, if such untrue statement or alleged untrue statement, omission or alleged omission was corrected in an amendment or supplement to the prospectus and if, having previously been furnished with copies of the prospectus as so amended or supplemented, such Investor thereafter failed to deliver such prospectus as so amended or supplemented, prior to or concurrently with the sale of the Registrable Security to the person asserting such Claim and (IV) apply to amounts paid in settlement of any Claim if such settlement is effected without the prior written consent of the Company, which consent shall not be unreasonably withheld. Each Investor shall indemnify and hold harmless the Company and its officers, directors and agents and any person who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act against any claims arising out of or based upon a Violation which occurs in reliance upon and in conformity with information furnished in writing to the Company, by or on behalf of such Investor, expressly for use in connection with the preparation of the Registration Statement, subject to such limitations and conditions as are applicable to the Indemnification provided by the Company to this Section
6. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Person and shall survive the transfer of the Registrable Securities by the Investors pursuant to Section 9.

         (b) Promptly after receipt by an Indemnified Person or Indemnified Party under this Section 6 of notice of the commencement of any action (including any governmental action), such Indemnified Person or Indemnified Party shall, if a Claim in respect thereof is to be made against any indemnifying party under this Section 6, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying party and the Indemnified Person or the Indemnified Party, as the case may be. In case any such action is brought against any Indemnified Person or Indemnified Party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, assume the defense thereof, subject to the provisions herein stated and after notice from the indemnifying party to such Indemnified Person or Indemnified Party of its election so to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Person or Indemnified Party under this Section 6 for any legal or other reasonable out-of-pocket expenses subsequently incurred by such Indemnified Person or Indemnified Party in connection with the defense thereof other than reasonable costs of investigation, unless the indemnifying party shall not pursue the action of its final conclusion. The Indemnified Person or Indemnified Party shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and reasonable out-of-pocket expenses of such counsel shall not be at the expense of the indemnifying party if the indemnifying party has assumed the defense of the action with counsel reasonably satisfactory to the Indemnified Person or Indemnified Party. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall not relieve such indemnifying party of any liability to the Indemnified Person or Indemnified Party under this
Section 6, except to the extent that the indemnifying party is prejudiced by such failure in its ability to defend such action. The indemnification required by this Section 6 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

         7. Contribution. To the extent any indemnification by an indemnifying party is prohibited or limited by law, the indemnifying party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under Section 6 to the fullest extent permitted by law; provided, however, that (a) no contribution shall be made under circumstances where the maker would not have been liable for indemnification under the fault standards set forth in Section 6; (b) no seller of Registrable Securities guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any seller of Registrable Securities who was not guilty of such fraudulent misrepresentation; and (c) contribution by any seller of Registrable Securities shall be limited in amount to the net amount of proceeds received by such seller from the sale of such Registrable Securities.

         8. Reports under Exchange Act. With a view to making available to the Investors the benefits of Rule 144 promulgated under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit the Investors to sell securities of the Company to the public without registration ("Rule 144"), the Company agrees to use its best efforts to:

                (a) make and keep public information available, as those terms are understood and defined in Rule 144;

                (b) file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

                (c) furnish to each Investor so long as such Investor owns Registrable Securities which continue to be "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, promptly upon request, (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act,
(ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed with the SEC by the Company and
(iii) such other information as may be reasonably requested to permit the Investors to sell such securities pursuant to Rule 144 without registration.

         9. Assignment of the Registration Rights. The rights to have the Company register Registrable Securities pursuant to this Agreement shall be automatically assigned by the Investors to any transferee of the Registrable Securities (or all or any portion of any Debenture of the Company which is convertible into such securities) only if: (a) the Investor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment, (b) the Company is, within a reasonable time after such transfer or assignment, furnished with written notice of (i) the name and address of such transferee or assignee and (ii) the securities with respect to which such registration rights are being transferred or assigned, (c) immediately following such transfer or assignment the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, and (d) at or before the time the Company received the written notice contemplated by clause (b) of this sentence the transferee or assignee agrees in writing with the Company to be bound by all of the provisions contained herein. In the event of any delay in filing or effectiveness of the Registration Statement as a result of such assignment, the Company shall not be liable for any damages arising from such delay, or the payments set forth in Section 2(c) hereof.

         10. Amendment of Registration Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors who hold a majority interest of the Registrable Securities. Any amendment or waiver effected in accordance with this Section 10 shall be binding upon each Investor and the Company.

         11.  Miscellaneous.

              (a) Persons deemed to be Holders of Registrable Securities. A person or entity is deemed to be a holder of Registrable Securities whenever such person or entity owns of record such Registrable Securities. If the Company receives conflicting instructions, notices or elections from two or more persons or entities with respect to the same Registrable Securities, the Company shall act upon the basis of instructions, notice or election received from the registered owner of such Registrable Securities.

                (b) Notices. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered (by hand, by courier, by telephone line facsimile transmission, receipt confirmed, or other means) or sent by certified mail, return receipt requested, properly addressed and with proper postage pre-paid
(i) if to the Company, MEDIA LOGIC, INC., 310 South Street, Plainville, MA 02761, ATTN: Chief Executive Officer, with a copy to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, MA 02111,
ATTN: Richard R. Kelly Esq.; (ii) if to the Initial Investor, at the address set forth under its name in the Securities Purchase Agreement, with a copy to Samuel Krieger, Esq., Krieger & Prager, 319 Fifth Avenue, Third Floor, New York, NY 10016 and (iii) if to any other Investor, at such address as such Investor shall have provided in writing to the Company, or at such other address as each such party furnishes by notice given in accordance with this
Section 11(b), and shall be effective, when personally delivered, upon receipt and, when so sent by certified mail, four (4) calendar days after deposit with the United states Postal Service.

                (c) No Waivers. Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

                (d) Governing Law, Etc. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Each of the parties consents to the jurisdiction of the federal courts whose districts encompass any part of the City of New York or the state courts of the State of New York sitting in the City of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non coveniens, to the bringing of any such proceeding in such jurisdictions. A facsimile transmission of this signed Agreement shall be legal and binding on all parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed an original. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction. This Agreement may be amended only by an instrument in writing signed by the party to be charged with enforcement. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

                (e) Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

                (f)  Successors and Assigns.  Subject to the requirements of
Section 9 hereof, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto.

                (g) Construction. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

                (h) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning thereof.

                (i) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered to the other party hereto by telephone line facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

                (j) Consequential Damages. Neither party shall be liable for consequential damages.

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                   MEDIA LOGIC, INC.


                                   By: /s/ William E. Davis, Jr.
                                      -------------------------------
                                      Name:  William E. Davis, Jr.
                                      Title: Chief Executive Officer

                                   F.T.S. WORLDWIDE CORP.

                                   By: /s/ (Illegible)
                                       -------------------------------
                                   Name:
                                   Title: General Attorneys

                                                                       ANNEX V

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111

701 Pennsylvania Avenue, N.W.                          Telephone: 617/542-6000
Washington, D.C. 20004                                 Fax: 617/542-2241
Telephone: 202/434-7300                                www.Mintz.com
Fax: 202/434-7400

                                                       Direct Dial Number


                                       October____, 1997


First Granite Securities, Inc.
c/o Krieger & Prager
319 Fifth Avenue
New York, NY 100016

Ladies and Gentlemen:

         This opinion is furnished to you pursuant to Section 2(b)(ii) of the
Placement Agency Agreement, dated October   , 1997 (the "Placement Agency
Agreement"), by and between Media Logic, Inc. (the "Company") and you (the "Placement Agent"), and Section 9(d) of the Securities Purchase Agreement,
dated as of October   , 1997 (the "Securities Purchase Agreement"), by and
between the Company and the Buyer (as defined therein) relating to the offering by the Company of an aggregate principal amount of $750,000 of its 7% Convertible Debentures Due 2000 (the "Debentures"). Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Placement Agency Agreement.

               We have acted as counsel for the Company in connection with the offering of the Debentures and in connection with the execution and delivery of the Placement Agency Agreement, the Securities Purchase Agreement
and the Registration Rights Agreement, dated as of October   , 1997 (the
"Registration Rights Agreement" and, collectively with the Placement Agency Agreement and the Securities Purchase Agreement, the "Agreements"), by and between the Company and the Initial Investor (as defined therein). We have examined the Company's Restated Articles of Organization and By-laws, as amended, to date, and such records of the corporate proceedings of the Company as we have deemed material. We have made such inquiry of the officers of the Company and have examined such other Company records, documents, agreements and instruments of the Company made available to us and certificates of officers of the Company and of public officials and have examined such questions of law as we have deemed necessary for the purposes of this opinion. In rendering this opinion, we have relied, as to all questions of fact material to this opinion, upon certificates of public officials and officers of the Company, and representations and warranties of the Company contained in the Securities Purchase Agreement and the Placement Agency Agreement and any certificates required thereby. Any reference herein to "our knowledge" or any derivation thereof shall mean knowledge of the particular attorneys in this

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

First Granite Securities, Inc.
October____, 1997
Page 2


firm who have performed services for the Company on behalf of this firm without any independent investigation except as otherwise described above.

         We have assumed, without independently verifying such assumptions, the genuineness of the signatures on all of the documents examined by us, the authenticity of all documents furnished for our examination as originals, and the conformity to original documents of all documents furnished to us as copies, including documents transmitted by telecopy.

         For purposes of this opinion, we have assumed that you have all requisite power and authority and have taken all necessary action to effect the transactions mentioned above, and we have assumed that you have complied with all applicable federal or state laws and regulations in connection with the offering of the Debentures to the Purchaser and the execution and delivery of the Agreements.

         The opinions hereinafter expressed are qualified (a) to the extent that the validity or enforceability of any agreement or instrument or of any right granted thereunder may be subject to or affected by any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, (b) by legal and equitable limitations on the availability of specific performance as a remedy and the discretion of the court in awarding equitable relief and
(c) insofar as indemnification or contribution for liabilities arising under the Securities Act of 1933, as amended, may be deemed to be against public policy or otherwise limited by applicable laws. We do not express any opinion with respect to the state securities or "blue sky laws" of any state or foreign jurisdiction.

         Based upon the foregoing and subject to the penultimate paragraph of this letter, we are of the opinion that:

         1. The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the Commonwealth of Massachusetts. The Company is duly qualified to transact business and is in good standing in all jurisdictions where the Company owns or leases property, maintains employees or conducts business, except for jurisdictions in which the failure to so qualify would not have a material adverse effect on the Company. The Company has all requisite corporate power and authority to own its properties and conduct its business as currently conducted.

         2. The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $.01 par value per share (the "Common Stock").

         3.   The Common Stock is registered pursuant to Section 12(b) or
Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Company has timely

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

First Granite Securities, Inc.
October____, 1997
Page 3


filed all material required to be filed pursuant to Sections 13(a) or 15(d) of the Exchange Act for a period of at least 12 months preceding the date hereof.

         4. When issued, executed, delivered and sold by the Company in accordance with the Securities Purchase Agreement, the Debentures will have been duly and validly issued, executed and delivered and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits provided in the Agreements, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity). The Conversion Shares have been duly authorized and reserved for issuance upon conversion of the Debentures and, when issued and delivered upon such conversion in accordance with the Form of Debenture, will by fully paid and non-assessable.

         5. The Company has the requisite corporate power and authority to enter into the Agreements and to sell and deliver the Debentures and the Conversion Shares as described in the Agreements. Each of the Agreements has been duly and validly authorized by all necessary corporate action by the Company and to our knowledge, no approval of any governmental or other body is required for the execution and delivery of each of the Agreements by the Company or the consummation of the transactions contemplated thereby. Each of the Agreements has been duly and validly executed and delivered by and on behalf of the Company and is a valid and binding agreement of the Company, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), and except as to compliance with federal, state, and foreign securities laws, as to which no opinion is expressed.

         6. To the best of our knowledge, after due inquiry, the execution, delivery and performance of the Agreements by the Company and the performance of its obligations thereunder do not and will not constitute a breach or violation of any of the terms and provisions of, or constitute a default under or conflict with or violate any provision of (i) the Company's Restated Articles of Organization or By-laws, (ii) any indenture, mortgage, deed of trust, material agreement or other instrument to which the Company is a party or by which is or any of its property is bound, (iii) any applicable statute or regulation, or (iv) any judgment, decree or order of any court or governmental body having jurisdiction over the Company or any of its property, except as to defaults, violations or breaches which individually or in the aggregate would not have a material adverse effect on the Company.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

First Granite Securities, Inc.
October____, 1997
Page 4


         7. The issuance of the Common Stock upon conversion of the Debentures in accordance with the terms and conditions of the Agreements will not violate the applicable listing agreement between the Company and any securities exchange or market on which the Company's securities are listed.

         8. The Company complies with the eligibility requirements for the use of Form S-3 under the Securities Act of 1933, as amended.

         9. Except as described in Annex III to the Securities Purchase Agreement, to our knowledge, after due inquiry, there is no pending or threatened litigation, investigation or other proceeding against the Company which would, insofar as can reasonably be foreseen, individually or in the aggregate, have a material adverse effect on the Company.

         This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention including changes in law which may occur hereafter. Our opinions above are limited to the laws of the Commonwealth of Massachusetts, and the federal law of the United States of America and we express no opinion with respect to the laws of any other jurisdiction. We note that the Agreements state that they are governed by the law of the State of New York, and for purposes of the opinions set forth in paragraph 5 above, we have assumed, with your consent, that the law of the State of New York is identical to the law of the Commonwealth of Massachusetts. Furthermore, we express or imply no opinion with respect to compliance with anti-fraud statutes, rules or regulations of applicable state or federal law. This letter is furnished to you as the Placement Agent in connection with the closing of the issuance of the Debentures and is solely for your benefit and the benefit of the Purchaser of the Debentures, such Purchaser who may rely upon this letter as though it were addressed directly to such Purchaser; this letter may not be relied upon by any other person or for any other purpose.

                                        Very truly yours,



                                        Mintz, Levin, Cohn, Ferris,
                                        Glovsky and Popeo, P.C.

                                                                    ANNEX VI

                           [AMEX Letterhead]

October 15, 1997

Mr. William E. Davis, Jr.
President and Chief Executive Officer
Media Logic, Inc.
310 South Street
P.O. Box 2258
Plainville, MA 02762

Dear Mr. Davis:

As we recently discussed, Media Logic, Inc. has fallen below certain of the Exchange's continued listing guidelines and as a result we are reviewing its listing eligibility. This review process allows a company to meet with us to present information in support of continued listing and we look forward to our meeting which has been scheduled for November 6, 1997 at 2:00 p.m.

The Exchange has adopted certain guidelines and procedures which assist in this process and these are set forth in Part 10 of our Company Guide. The guidelines which are most relevant in this situation are found in Section 1003.

Specifically, the Company has incurred net losses in each of its last three fiscal years ended March 31, 1997 and in the first three months ended June 30, 1997 of its current fiscal year. Such losses were accompanied by net operating cash outflows. At June 30, 1997, the Company's shareholders' equity amounted to $3.0 million.

As a result, the Company has fallen below the continued listing guideline triggered by equity below $4 million if the company had losses in three of its four most recent fiscal years.

In its report on the Company's March 31, 1997 financial statements, the Company's auditor discusses the Company's recurring losses from operations and certain other issues and explains that there is substantial doubt about the Company's ability to continue as a going concern. In that regard, the Company disclosed in its June 30, 1997 Form 10-Q that if it is unable to increase revenues significantly and/or secure additional financing, it could be forced to curtail or discontinue its operations.

Mr. William E. Davis, Jr.
October 15, 1997
Page 2

In view of the foregoing, it appears that the Company's financial condition is impaired, raising questions about whether it will be able to continue operations or meet its obligations as they mature.

The Exchange is also concerned that the Company has not yet paid its 1997 annual listing fee.

If you would like to make a written submission, please send five copies to Carol C. Hoover a week ahead of the meeting. Please feel free to call me or Mrs. Hoover at 212-306-1424 if you have any questions.

Very truly yours,

/s/ Michael S. Emen
    ------------------

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